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                                                               Exhibit 7(c) (i)



                                ASSET PURCHASE AGREEMENT DATED AS OF
                                FEBRUARY 23, 1996 AMONG COMMUNITY MEDICAL
                                TRANSPORT, INC. ("COMMUNITY"), A DELAWARE
                                CORPORATION, ELITE AMBULANCE & MEDICAL
                                COACH, INC., A NEW JERSEY CORPORATION ("ELITE"), AND SHAREHOLDERS OF ELITE EXECUTING THIS AGREEMENT (THE "ELITE SHAREHOLDERS") AS SET FORTH ON THE SIGNATURE PAGE HERETO.



                                  INTRODUCTION


                  Elite is the owner and operator of ambulance and ambulette services in New Jersey pursuant to appropriate licenses (the "Business");

                  The Elite Shareholders are the sole shareholders of Elite; and

                  Community, through subsidiaries, operates ambulances and ambulette services in the New York metropolitan area.

                  Elite desires to sell and Community (or a subsidiary to be wholly-owned by Community) desires to acquire operating and other assets utilized in the Business, and to assume certain liabilities of Elite arising in connection with the assets to be acquired.

                  NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the parties, intending to be legally bound, hereby represent, warrant and agree as follows:


                              I. PURCHASE AND SALE


                  1.1 Assets To Be Conveyed. Subject to the terms and conditions herein set forth, and on the basis of the mutual representations, warranties and covenants herein set forth, at the Closing (as hereinafter defined), Elite agrees to sell, and Community agrees to buy, substantially all of the operating assets used in, or related to, the Business (collectively the "Assets"), as more fully described in Schedule A-1, free and clear of all mortgages, liens, encumbrances, security interests, equities and claims, to other persons of every kind and character ("Liens") except as set forth in the Disclosure Schedule, including but not limited to all physical assets of Elite reflected on the Balance Sheet other than Excluded Assets which may include one or more of the items described below in this Section 1.1, with only such changes therein as shall have occurred in the ordinary course of conduct of the Business between the close of business on the date hereof and the Closing Date (as hereinafter defined);

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                      (a)  all ambulances and ambulettes and other vehicles,
as well as all machinery and equipment used in connection with the Business, together with all replacements thereof and additions thereto;

                      (b) all of Elite's right, title and interest in, to and under all contracts, leases of personal property and other agreements related to the Business (exclusive of those relating to Excluded Assets) as well as customer lists;

                      (c) all governmental licenses, operating certificates and permits, including reimbursement authorizations, which may be transferred pursuant to applicable law.

                      (d) all books, papers, files, documents, and records (including without limitation, records stored on electronic media) pertaining to the Assets (other than the corporate minute and stock books and tax returns);

                  1.2 Disclosure Schedules. By March 5, 1996, (a) Elite shall deliver a schedule relating to Elite (the "Elite Disclosure Schedule") together with Schedules A-1 through A-3, and (b) Community shall deliver a schedule relating to Community (the "Community Disclosure Schedule" and collectively with the Elite Disclosure Schedule, the "Disclosure Schedules") setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. The Disclosure Schedules shall be deemed to be part of this Agreement.

                  1.3 Excluded Assets. Elite shall retain following the Closing all of Elite's right, title and interest as at the Closing to each of the "Excluded Assets" listed in Schedule A-2, including but not limited to real property at which Elite's facility is located and the assets, properties, rights and claims so listed.

                  1.4 Assumed Liabilities. From and after the Closing Date, any liabilities of Elite incurred in the ordinary course of business, including the liabilities related to the Assets acquired (the "Assumed Liabilities") as set forth in Schedule A-3.

                  1.5 Subsidiary. On or prior to the Closing Date, Community shall designate a wholly owned subsidiary (the "Subsidiary") to acquire the Assets and Business. Unless otherwise indicated by the context, references herein to Community shall include the Subsidiary. Community shall remain primarily liable, however, for all obligations herein.

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                  1.6 Definitions - General. As used herein the following terms shall have the definitions set forth below:

                      (a) The term "Knowledge" shall mean with respect to a party's awareness of the presence or absence of a fact, event or condition shall mean (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised reasonable diligence in light of known facts.

                      (b) The term "Regulatory Agency" shall refer to any foreign federal state or local governmental agency licensing any aspect of the Business or otherwise regulating Elite or any aspect of the Business.

                      (c) "Reimbursement Agency" shall refer to any Regulatory Agency, any insurance company or other private or public association corporation, partnership or other entity or person of any description responsible for administering or paying amounts to any public or private medical reimbursement program including but not limited to the governmental programs under Medicaid, Medicare, or pursuant to any private insurance program or policy.

                               II. PURCHASE PRICE

                  2.1 Purchase Price. The Purchase Price to be paid by Community for the Assets shall equal three times the 1995 pre-tax income as set forth in the 1995 income statement included in the Elite Audited Financial Statements to be delivered pursuant to Section 8.1.

                  2.2 Purchase Price Payment. One-half the purchase price shall be paid in cash at the closing with the balance payable one year after the closing period to the Note to be mutually agreed and to be attached as Exhibit 1 ("Purchase Note").

                  2.3 Allocation of Purchase Price. For the purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), the parties hereto agree that the Purchase Price shall be allocated pursuant to the mutual agreement of the Parties.

                  2.4 Adjustment - Post March 31, 1996 Closing. In the event that the Closing does not occur by March 31, 1996, Elite shall cause the preparation of an unaudited balance sheet as of the last day of the month prior to Closing (the "Adjustment Date") together with an unaudited income statement for the period then ended (such statements referred to as "Pre-Closing
Financial Statements"). Such Pre-Closing Financial Statements shall be prepared and meet the requirements of Sections 4.15(b) and 4.15(c) hereof and shall be subject to the review of Richard A. Eisner & Co., Community's independent public accountants. Such Pre-Closing Financial Statements shall be delivered no later

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than thirty (30) days after the Adjustment Date and any payments due pursuant to the adjustment as hereinafter provided shall be made within fifteen (15) days after delivery or acceptance of such Pre-Closing Financial Statements or the Closing, if later. Notwithstanding the foregoing, if Richard A. Eisner & Co.
does dispute the amount of Net Worth (the "Pre-Closing Net Worth") set forth in the income statement included in such Pre-Closing Financial Statements, and if such accounting firm and Elite's accounting firm can not resolve any dispute, they shall appoint a third accounting firm to make such determination which shall be binding on both parties. The party against whom the determination is made shall pay the fees of such third party accountants.

                  If the Adjusted Net Worth exceeds the Net Worth of Elite as set forth in the audited Elite balance sheet included in the Elite Audited Financial Statements delivered pursuant to Section 8.1 hereof ("1995 Net Worth") by more than $20,000, the Purchase Price shall be increased by such excess. If the 1995 Net Worth exceeds the Adjusted Net Worth by an amount in excess of $20,000, then the Purchase Price shall be reduced by the amount of such excess. Any increase in the Purchase Price shall be paid to Elite and a decrease shall reduce the Purchase Note.

                            III. CLOSING; TERMINATION

                  3.1 Closing. The closing of the purchase and sale of the Assets and other transactions contemplated hereby (the "Closing") shall be held on such date no later than May 31, 1996, or as soon as practicable (the "Closing Date") after all conditions precedent to the obligations of Community and Elite, as set forth in Articles VII and VIII have been satisfied (or waived in writing) and at a time mutually agreeable to Community and Elite. The Closing shall be at the offices of Community's counsel in New York, New York or such other place as may be mutually agreed upon by the parties.

                  3.2 Elite's Closing Deliveries. At the Closing (in addition to deliveries pursuant to the Real Estate Agreement), Elite or Elite Shareholders shall deliver to Community or the Subsidiary (duly executed by Elite or Elite Shareholders where appropriate):

                      (a) an instrument or instruments of conveyance in the form to be agreed upon including bills of sale, and other instruments of conveyance pertaining to the Assets, all containing a general warranty of title as shall, in Community's opinion, be necessary or appropriate to convey to the Subsidiary all of the Assets, including but not limited to all vehicles;

                      (b) originals of all material Contracts (as hereinafter defined);

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                      (c) a certificate, dated as of the Closing Date, to be
executed by the chairman or the President of Elite and by Elite Shareholders, to the effect that the representations and warranties of Elite contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Elite has substantially performed all material terms, covenants and conditions to be complied with or performed by Elite pursuant to the terms hereof on or prior to the Closing Date;

                      (d) Non-Competition Agreement ("Non-Competition Agreement") to be mutually agreed upon and to be attached hereto as Exhibit 2, dated as of the Closing Date, among Community, Elite and the Elite Shareholders, excepting therefrom Greg Scott and Daniel Cozza the ownership of Able Ambulance and Medical Coach, Inc.;

                      (e) an opinion of counsel of Elite and the Elite Shareholders in form and substance satisfactory to Community;

                      (f) written consents, licenses, permits, certificates and authorizations, to the extent required to be obtained by Elite from all third parties, including without limitation any Regulatory Authority with respect to the assignment of all Elite's contracts comprising a portion of the Assets, or the transfer of Elite's Assets, or Business (it being understood that notwithstanding anything to the contrary contained in this Agreement, Elite shall only be required to use its best efforts to obtain the consent of parties to the Contracts);

                      (g) such other documents, at the Closing or subsequently, as may be reasonably requested by Community from Elite as necessary for the implementation and consummation of this Agreement and the other transactions contemplated hereby.

                  3.3 Community's Closing Deliveries. At the Closing, Community shall deliver to Elite:

                      (a) certified or bank checks in clearing house funds drawn to the order of Elite in the amount of the Purchase Price to be paid at closing pursuant to paragraph 2.2;

                      (b) the Purchase Note;

                      (c) a certificate of Community, dated as of the Closing Date, executed by the Chairman or the President or a Vice President of Community to the effect that the representations and warranties of Community contained in this Agreement are true and correct in all material respects and that Community has substantially complied with or performed all material terms, covenants, and conditions to be complied with or performed by Community on or prior to the Closing Date;

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                      (d) an opinion of Community's counsel, Parker Duryee
Rosoff & Haft, in form and substance reasonably satisfactory to Elite;

                      (e) Non-Competition Agreement;

                      (f) such other documents, at the Closing or subsequently, as may be reasonably requested by Elite from Community as necessary for the implementation and consummation of this Agreement and the other transactions contemplated hereby.


              IV. REPRESENTATIONS AND WARRANTIES OF ELITE AND ELITE
                    SHAREHOLDERS

                  Except as set forth in the Disclosure Schedule, Elite and Elite Shareholders ("Elite Representatives") jointly and severally represent and warrant to Community, as follows as of the date hereof and the Closing date, with the Knowledge and understanding that Community and Subsidiary are relying materially upon such representations and warranties:


                  4.1 Organization and Standing of Elite. Elite is a corporation, duly organized, validly existing and, except as set forth in the Disclosure Schedule, in good standing under the laws of the State of New Jersey. Elite has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) would not have material adverse effect on the Business or the Assets. Elite does not own any capital stock in any other corporation, business trust or similar entity.

                  4.2 Elite's Authority. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary action of the directors and shareholders of Elite. This Agreement constitutes, and all other agreements contemplated hereby, when executed and delivered by Elite in accordance herewith, will constitute the valid and binding obligations of Elite, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and by equitable principles.

                  4.3 Properties. Except as set forth on the Disclosure Schedule, Elite has good and marketable title, free and clear of liens, claims and encumbrances, to all of the Assets which it purports to own as reflected on the Balance Sheet and which are being conveyed hereunder. Neither the whole nor any material portion of the Assets is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to Elite Representatives' Knowledge has any such condemnation, expropriation or

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taking been proposed. Except as otherwise disclosed, none of the Assets is subject to any restriction which would prevent continuation in any material respect of the use currently made thereof or materially adversely affect the value thereof. Elite has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Community, the General Assignment and all deeds, endorsements, assignments and other instruments to be executed and delivered to Community by Elite at the Closing. Such transfer documents will be valid and binding obligations of Elite, enforceable in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors rights generally and by equitable principles, and will effectively vest in Community, and Community will acquire good and valid title to the Assets, free and clear of all Liens, except as otherwise reflected in the Disclosure Schedule. Elite does not own any interest in real property, whether in fee or leaseholds, that constitutes any part of the Assets.

                  4.4 Contracts Listed; No Default. All material contracts, agreements, licenses, leases, permits, commitments, instruments and understandings, written or oral, presently existing and in force, (individually, a "Contract" and collectively, the "Contracts"), connected with or relating in any respect to present or proposed material operations of the Business or the Assets will be listed in the Disclosure Schedule. Elite is the holder of, or party to, or beneficiary of, all the Contracts. The Contracts constitute all contracts necessary for the operation of the Business as it is currently being operated and are each valid, binding and enforceable by Elite and, to the extent assigned at the Closing, will be valid, binding and enforceable by Community, against the other parties thereto in accordance with their respective terms except in each such case as such enforcement may be limited by applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and by equitable principles and the provisions of such contracts. Except as otherwise set forth therein or in the Disclosure Schedule, the Contracts do not provide for any change after the Closing Date, in amounts presently being paid or received by Elite thereunder. Except as set forth in the Disclosure Schedule, Elite is not in default or breach of any material provision of the Contracts. Elite's operation of the Business has been, is, and will, between the date hereof and the Closing Date, continue to be, consistent in all material respects with the terms and conditions of the Contracts. True, correct and complete copies of all the Contracts were previously delivered to Community along with the Disclosure Schedule.

                  4.5 Litigation. Except as otherwise disclosed, (a) there is no claim, action, proceeding, or investigation pending or, to Elite's Representative's knowledge, threatened against or affecting Elite, the Assets or the Business before or by any court, arbitrator or governmental agency or authority. Except as set forth in the Disclosure Schedule, all such pending actions are covered by insurance and in no event shall Community or Subsidiary have any liability therefor nor (b) to Elite Representatives' knowledge, has Elite engaged in any conduct that would give rise to any such claim, action, proceeding or investigation. There is no strike or unresolved labor dispute relating to Elite's employees which, in Elite's and Elite Shareholders'

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reasonable judgment, could have any material adverse effect on the Business or the Assets. There are no decrees, injunctions or orders of any court, arbitrator, governmental department, or agency against Elite relating to or affecting the Assets or the Business.

                  4.6 Taxes and Fees. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, Taxes") shall mean any federal, state, local or foreign, income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information) reports and forms relating to Taxes; and (C) "Fees" shall mean any fees payable to third parties in connection with the Business or the Assets;

                  Elite has duly filed all Returns required to be filed by it. All such Returns were, when filed, and to Elite Representatives's Knowledge, are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Elite has paid or will pay in full or has adequately reserved against (with disclosure of such reserves in the Disclosure Schedule) all Taxes otherwise assessed against it through the Closing Date except for assessments being challenged in good faith as set forth in the Disclosure Schedule and has paid or will pay all Fees and all installment payments for Fees due and payable through the Closing Date.

                  Elite is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Elite that has not been paid. There are no Tax liens upon the Assets (other than the lien of personal property taxes not yet due and payable). To the Knowledge of Elite Representatives, there is no valid basis for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Elite by any governmental authority. All material Returns of Elite have been closed by applicable statute for all periods to and including December 31, 1989 and examined by all relevant tax authorities for all such periods. All deficiencies proposed or assessed as a result of such examinations have been paid and settled. There are no outstanding agreements or waivers extending any statutory period of limitations applicable to any material return of Elite for any period. No property of Elite comprising part of the Assets is property which Community is or will be required to treat as owned by another person pursuant to the safe harbor leasing provisions (now repealed) of the Code.

                  4.7 Compliance with Laws and Regulations and Reimbursement Agents.

                      (a) Except as otherwise disclosed, the Business, operations, property and Assets of Elite, conform with and have been conducted and operated in compliance with all, and are not in violation of any, applicable federal, state and local laws, rules and regulations, the violation of which (individually or in the aggregate) would have a material adverse effect on

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the financial condition, operations, properties, assets, liabilities or prospects of the Business or the Assets (taken as a whole).

                      (b) Except as otherwise disclosed, to the knowledge of Elite Representatives, Elite is conforming, and has conformed in all material respects, with all policies, procedures, contracts, rules, regulations, and laws with respect to reimbursement from any source, including governmental sources (including without limitation Medicare and Medicaid), third party payors and individual payors. Elite has also not made any payment or other inducement to any individual or entity in return for using or ordering services from Elite, or in return for referring or influencing another individual or entity to use or order services from Elite. Nor has Elite received any payment or other inducement from any individual or entity in return for using or ordering services from any healthcare provider or in return for referring or influencing another individual or entity to use or order services from any healthcare provider.

                      (c) Without limiting any other representations, neither Elite nor any other stockholder of Elite has engaged in any activities that are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Section 1320a-7b, or the regulations promulgated pursuant to such statutes, or related state or local statutes or regulations or which are prohibited by binding rules of professional conduct, including but not limited to the following:

                          (i)   knowingly and willfully making or causing to be
made a false statement or representation of a material fact in any applications for any benefit or payment;

                          (ii)  knowingly and willfully making or causing to be
made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                          (iii) failing to disclose knowledge by a claimant of
the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently;

                          (iv)  knowingly and willfully soliciting or receiving
any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Reimbursement Agency, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or order of any good, facility, service, or item for which payment may be made in whole or in part by any Reimbursement Agency.

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                  4.8   Audits, Inquiries, etc. Except as otherwise disclosed,
Elite is not, nor has it been subject to any audit, inquiry or dispute of any nature with the United States Department of Health or any other Regulatory Agency or Reimbursement Agency.

                  4.9 Hazardous Materials. Elite has not received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of "Hazardous Materials". As used herein, the term "Hazardous Materials" means any substance now or hereafter designated pursuant to Section 307(a) and 311(b)(2)(a) of the Federal Clean Water Act, 33 USC Sections 1317(a), 1321(b)(2)(A), Section 112 of the Federal Clean Air Act, 42 USC Section 3412, Section 3001 of the Federal Resource Conservation and Recovery Act, 42 USC Section 6921, Section 7 of the Federal Toxic Substances Control Act, 15 USC Section 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Sections 9601(14) and 9602.

                  4.10 Insurance. Elite has in force insurance policies, or renewals thereof, as identified and described in the Disclosure Schedule, reasonably adequate to cover the Assets and the Business against loss, damage and liability and will maintain such insurance up to and including the Closing Date.

                  4.11 Condition of Assets. Except as set forth in the Disclosure Schedule, all Assets, including the vehicles, equipment, fixtures and other personal property, will be in good operating condition and repair (ordinary wear and tear excepted) on the Closing Date.

                  4.12 No Breaches. The making and performance of this Agreement and the other agreements contemplated hereby by Elite do not
(i) conflict with or violate the articles of incorporation or the bylaws of Elite, (ii) violate any material laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Elite is a party of which Elite Representatives have knowledge or by which Elite or any of its material assets, businesses, or operations are bound or affected or (iii) result in any material breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material Asset under, or create any rights of termination, cancellation or acceleration in any person under, any material Contract to which Elite is a party.

                  4.13 Disclosure Schedule Complete. Elite shall promptly supplement the Disclosure Schedule if events occur prior to the Closing that would have been required to be disclosed had they existed at the time of executing this Agreement. The Disclosure Schedule contains a true, correct and complete list and description of all material items required to be set forth therein. The Disclosure Schedule is expressly incorporated herein by reference.

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                  4.14  Employees. The Disclosure Schedule lists the executive officers of Elite employed in the Business and their monthly compensation (as well as a brief description of all benefits payable to employees). The Disclosure Schedule lists all collective bargaining agreements.

                  4.15  Financial Statements.

                        (a) The Disclosure Schedule contains unaudited balance sheets of Elite as at November 30, 1995 (herein called the "Balance Sheet" and November 30, 1995 shall be referred to as the Balance Sheet Date) and an unaudited statement of profit and loss for the eleven month period then ended, (the "Elite Financial Statements"). The Balance Sheet and related statement for the period ending on the Balance Sheet Date shall be referred to as the "Interim Statements".

                        (b) Except as set forth herein, the Elite Financial Statements and the Audited Elite Financial Statements required to be delivered pursuant to Section 8.1 have and will be prepared on an accrual basis and present fairly the financial position and results of operations of Elite relating to the Business as of the dates and for the periods indicated, prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

                        (c) Except as otherwise disclosed, during the fiscal periods to which the statements of income relate, the Business was conducted in substantially the same manner as it is currently conducted. Except as otherwise disclosed, there are no (i) material debts, liabilities (contingent or otherwise) or obligations of any kind or nature relating to the Business or its operations not fully reflected or reserved against in the Balance Sheet; and
(ii) there are no Assets of Elite relating to the Business, the value of which is materially overstated in the Balance Sheet. The Physical Assets shown on the Balance Sheet are carried at actual cost less depreciation computed on a basis consistent with prior years.

                  4.16 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date, there has not been: (a) any material adverse change in the financial condition, operations, properties, assets, liabilities or prospects of the Business, including but not limited to:

                        (a) to the best of their knowledge, any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), or income of Elite;

                        (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Elite;

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                        (c) any change in the authorized capital of Elite or in
the securities outstanding or any change in the ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                        (d) any distribution in respect of the capital stock (other than dividends) or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Elite;

                        (e) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Elite to its officers, directors, the Stockholders, employees, consultants or agents, other than step increases given to employees in the ordinary course of business consistent with past practice;

                        (f) any work interruptions or labor grievances materially adversely affecting the business of Elite;

                        (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Elite to any person, including, without limitation, the Stockholders or their affiliates;

                        (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Elite other than in the ordinary course of business, including without limitation any indebtedness or obligation of a Stockholder or any affiliate which could reasonably be expected to have a Material Adverse Effect;

                        (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Elite or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                        (j) any waiver of any material rights or claims of Elite; or

                        (k) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which Elite is a party.

                  4.17 Governmental Licenses, Permits, Etc. Elite has all governmental licenses, permits, authorizations and approvals for the conduct of the Business as currently conducted ("Licenses and Permits"). Except as otherwise disclosed, Elite has been operating in compliance with such licenses and permits. The Disclosure Schedule includes a list of all such known Licenses and Permits. All such known Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or to Elite Representatives's knowledge, threatened.

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                  4.18  Employee Benefit Plans; ERISA.

                        (a) Except as set forth in the Elite Disclosure Schedule, at the date hereof Elite does not maintain or contribute to any employee benefit plans, programs, arrangements and practices (such plans, programs, arrangement and practices of Elite being hereinafter collectively referred to as the "Elite Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), or any written employment contracts providing for an annual base salary in excess of $100,000 and having a term in excess of one year, which contracts are not immediately terminable without penalty or further liability, or other similar arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code, and all regulations promulgated thereunder, as in effect from time to time. The Elite Disclosure Schedule lists all Multiemployer Plans and Multiple Employer Plans which Elite maintains or to which it makes contributions. Elite has no obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Elite Plans, under existing collective bargaining agreements or to comply with applicable law.

                        (b) Except as set forth in the Elite Disclosure Schedule, (1) there have been no prohibited transactions within the meaning of
Section 406 and 407 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to any of the Elite Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of Elite, (ii) except for premiums due, there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV or ERISA with respect to any of the Elite Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Elite Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Elite Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Elite Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Elite Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Financial Statements as of September 30, 1994 (based upon reasonable actuarial assumptions currently utilized for such Company Plan), (vi) each of the Elite Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations,
(vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multiemployer Plans, neither Elite or its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the knowledge of the Company, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, and neither Elite or its subsidiaries would be subject to any withdrawal liability as of the Closing Date due to Elite's or any of its subsidiaries' "complete withdrawal" or "partial withdrawal" from any such multi-employer plan; (ix) there are no pending or, to the knowledge of the Company, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (x) neither the Company nor any Company Subsidiary has any current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company or any Company Subsidiary under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and the Company does not anticipate that any such liability will be asserted against the Company or any Company Subsidiary, none of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Company Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against Elite in excess of $10,000 whether measure alone or in the aggregate.

                  4.19 Assumed Names. Elite has not owned, operated or conducted the Business under any name other than Elite.

                  4.20 Accounts and Notes Receivable. Schedule 4.20 sets forth an accurate list as of the Balance Sheet Date of the accounts and notes receivable of Elite, including receivables from and advances to employees and the stockholders, including any such amounts which are not reflected in the most recent available balance sheet, and an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. Except to the extent reflected on Schedule 4.20, all accounts and notes receivable of Elite arose from the sale of products and services provided in the ordinary course of business and are legal and binding claims of Elite, collectible in the amounts shown on Schedule 4.20 net of reserves.

                  4.21 Business Locations. Elite does not own and has not owned or leased, any real or personal property relating to the Business in any state or country subsequent to January 1, 1990. Elite has no facilities relating to the Business (including, without limitation, Elite's executive offices or places where the books and records of the Business are kept) except as otherwise set forth on the Disclosure Schedule.

                  4.22 Relationships and Continuity of Relationships. Except as otherwise disclosed, Elite is not subject to any special credit or other restrictions by a client, government or reimbursement agency. Except as otherwise disclosed, the present customers of the Business, as well as governmental agencies or the reimbursement agency of the Business are expected to continue to conduct business with Community and the Subsidiary after the Closing Date in substantially the same manner as it has conducted business with Elite in the past.

                  4.23 Governmental Approvals. Except as otherwise set forth in the Disclosure Schedule, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Elite with, any Regulatory Authority, is required in connection with Elite's execution, delivery and performance of this Agreement or the other agreements contemplated hereby.


                  4.24 Predecessor Status, etc. Set forth in Schedule 4.24 is a listing of all names of all predecessor companies of Elite, including the names of any entities from whom Elite previously acquired significant assets. Except as disclosed in Schedule 4.24, Elite has not been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded. Except as set forth in Schedule 4.24, there has been no sale or spin-off of significant assets of Elite within the last two years other than in the ordinary course of business.


                  4.25 Labor Matters. Except as set forth in Schedule 4.25, Elite is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union. Except as set forth in Schedule 4.25, no employees of Elite are represented by any labor union or covered by any collective bargaining agreement nor, to their knowledge, is any organization campaign to establish such representation in progress. There is no pending or, to the best of their knowledge, threatened labor dispute involving Elite and any group of employees, nor has Elite experienced any labor interruptions over the past three (3) years. Elite considers its relationship with employees to be good.

                  4.26 No Omissions or Untrue Statements. To Elite Representatives' knowledge, no representation or warranty made by Elite Representatives in this Agreement (including the exhibits hereto) or in any schedule, certificate, or other instrument furnished or to be furnished by Elite Representatives to Community pursuant hereto, or in connection with the transactions contemplated hereby, contains or will knowingly contain any untrue statement of a material fact, or omits or will knowingly omit to state a material fact necessary to make the statements contained herein or therein not materially misleading.

                 V. REPRESENTATIONS AND WARRANTIES OF COMMUNITY

                  Community represents and warrants to Elite Representatives as follows as of the date hereof and the Closing Date, with the Knowledge and understanding that Elite Representatives are relying materially on such representations and warranties:


                  5.1 Organization and Standing of Community. Community is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Community has all requisite corporate power to carry on its business as it is now being conducted, and it and each of its subsidiaries (and the Subsidiary), will be duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the business of Community and its subsidiaries considered as one enterprise.

                  5.2 Community's Authority. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary action of the directors and shareholders of Community. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Community, the valid and binding obligations of Community, enforceable in accordance with their respective terms.

                  5.3 Governmental Approval; Consents. Subject to Section 8.9, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Community with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with Community's execution, delivery and performance of this Agreement or the other agreements contemplated hereby.

                  5.4 Compliance with Laws and Regulations. The business, operations, property and assets of Community and each of its subsidiaries, conform with and have been conducted and operated in material compliance with, and are not in material violation of applicable federal, state and local laws, rules and regulations.

                  5.5 Community's SEC Reports. Community has previously delivered to Elite true and complete copies, of (i) its Annual Report on Form 10-K for 1994 and (ii) Quarterly Report on Form 10-Q made by Community (collectively, "Community's SEC Reports"). Community's SEC Reports do not contain any untrue statement of a material fact, or fail to state any material fact required to be stated therein or necessary to make the statements made therein not materially misleading and the financial statements therein fairly present the financial position and results of operations of Community on a consolidated or combined basis as of the dates and for the periods indicated, prepared in accordance with GAAP.

                  5.6 Adverse Developments. Since September 30, 1995 there have been no materially adverse changes in the assets, properties, operations, prospects or financial condition of Community and its subsidiaries considered as one enterprise, and no event has occurred other than in the ordinary and usual course of business or as set forth in Community's SEC Reports which could be reasonably expected to have a materially adverse effect upon Community and its subsidiaries considered as one enterprise, and Community does not know of any development or threatened development of a nature that will, or which could be reasonably expected to, have a materially adverse effect upon Community and its subsidiaries considered as one enterprise.

                  5.7 No Omissions or Untrue Statements. To Community's Knowledge, no representation or warranty made by Community in this Agreement (including the exhibits hereto) or in any schedule, certificate, or other instrument furnished or to be furnished by Community to Elite or Elite Shareholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will knowingly contain any untrue statement of a material fact, or omits or will knowingly omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                     VI. CONDUCT OF BUSINESS PENDING CLOSING

                  The parties covenant that between the date hereof and the
Closing:

                  6.1 Access for Community. Elite shall give to Community and to Community's counsel, accountants and other representatives full and reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of Elite's properties, books, contracts, commitments, reimbursement and accounting records relating to the Assets, and the Business, and records pertaining to customers, employees, suppliers and other persons having business relations with Elite relating to the Assets and the Business and shall furnish Community during such period with all information concerning the Assets and the Business that Community may reasonably request, provided, however, that Elite shall not be required to provide information reflecting attorney-client communication, or attorney work product. Elite shall permit Community and Community's representatives, agents, employees and independent contractors, reasonable access to the properties of Elite at which the operations of the Business are carried out in order to conduct engineering, environmental and other inspections at Community's expense, as well as access to professionals to determine that the Business is operating in full compliance with all federal, state and local statutes, rules and regulations, and all building, fire and zoning laws or regulations and that the Assets are in the condition and of the capacities represented and warranted in this Agreement. Any such investigation or inspection by Community shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants of Elite contained herein.

                  6.2 Conduct of Business. During the period from the date hereof to the Closing Date, the Business shall be operated by Elite solely in the usual and ordinary course and in compliance with the terms of this Agreement, and all additions to and substitutions for and changes of form of the Assets occurring from the date hereof to the Closing Date shall be deemed to constitute Assets hereunder. Without limiting the generality of the foregoing:

                       (a) Elite will use its best efforts to preserve the Business and its organization so as to (i) keep available the services of the present employees and agents of Elite employed in the Business; (ii) complete or maintain all of the Contracts in full force and effect in accordance with their existing terms, unimpaired by litigation; (iii) maintain the integrity of all confidential information regarding the Business; (iv) maintain in full force and effect the insurance policies (or policies providing substantially the same coverage, copies of which shall be made available to Community); and (v) preserve the goodwill of, and the Business and contractual relationship with, suppliers, customers and others having relations with the Business;

                       (b) Elite shall use its best efforts to keep in a normal state of repair and operating efficiency all real property, tangible personal property, leased property and leasehold improvements used in the operation of the Business;

                       (c) Elite will continue to pay accounts payable of the Business in accordance with present practice or as otherwise agreed upon by Community and Elite;

                       (d) Elite will maintain its consumable materials and supplies and the like at customary levels;

                       (e) Elite will not sell or transfer any assets or property relating to the Business except for the Excluded Assets and enter into or permit any transaction which would result in a breach of any representation or warranty made by Elite or Elite Shareholders herein.

                  6.3 Certain Prohibitions. Elite will not amend, waive, terminate, release or otherwise modify any Contract or other agreement relating to the Business, except as same shall be necessary to conduct business in the ordinary course.

                  6.4 Consents and Notices. Elite shall, on or prior to the Closing Date, at its expense, obtain all Regulatory Agency, Reimbursement Agency, and third-party consents and approvals, or give all notices, which are necessary to be obtained or given by or on the part of Elite to authorize and validate the sale of the Assets and the Business to Community, as provided herein. Notwithstanding the foregoing, the Elite Representatives shall only be obligated to use their best efforts to obtain the consent to the assignment of all Material Contracts.

                  6.5 Exclusivity to Community. Elite, its officers, directors, representatives, or agents, as appropriate, shall not, from the date hereof until the Closing or termination, hold discussions with any person other than Community concerning the sale of the Business, solicit, negotiate or entertain any inquiries, proposals or offers to purchase the Business from any person other than Community, or disclose any information concerning the Business to any person other than Community. This restriction shall lapse if the Closing shall not have occurred by May 31, 1996.

                     VII. CONDITIONS TO ELITE'S OBLIGATIONS

                  Elite's obligation to consummate the Closing is subject to the following conditions:

                  7.1 Compliance by Community. Community shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Community prior to or on the Closing Date;

                  7.2 Accuracy of Community's Representations. Community's representations and warranties contained in this Agreement (including the exhibits hereto) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

                  7.3 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

                  7.4 Material Adverse Change. Except as disclosed in the Disclosure Schedule, no material adverse change shall have occurred subsequent to the Balance Sheet Date in the financial position or prospects of the business of Community.

                  7.5 Non-Competition Agreement. Elite and the Elite Shareholders shall have entered into the Non-Competition agreement.

                  7.6 Purchase of Facility Real Estate. Community shall purchase the Real Estate presently utilized by Elite pursuant to a separate agreement.

                  7.7 Documents. All documents and instruments to be delivered by Community to Elite at the Closing pursuant to Section 3.3 shall have been delivered in form and substance reasonably satisfactory to Elite.

                   VIII. CONDITIONS TO COMMUNITY'S OBLIGATIONS


                  Community's and Subsidiary's obligation to consummate the Closing is subject to the following conditions:

                  8.1 1995 Audited Financial Statements. On or prior to March 31, 1996, Elite shall cause the balance sheet as at December 31, 1995 and December 31, 1994, and income cash flow and stockholder's equity statements for the years then ended to be audited and deliver copies thereof to Community (without any qualified opinion). Such financial statements shall be referred to as the Audited Elite Financial Statements and such statements shall comply in all respects with Regulation S-X promulgated by the Securities and Exchange Commission. The Audited Elite Financial Statements shall not reflect a material change in income, revenue, net worth than that set forth in the Elite Financial Statements. The Elite Audited Financial Statements shall be subject and the reasonable approval of Richard A. Eisner & Co., Community's independent public accountants. The representations of Section 4.15(b) and 4.15(c) hereof shall be applicable to such Audited Elite Financial Statements.

                  8.2  Compliance by Elite Representatives. Elite
Representatives shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Elite or Elite Shareholders prior to or on the Closing Date.

                  8.3 Accuracy of Elite Representatives' Representations. The representations and warranties of Elite Representatives contained in this Agreement (including the exhibits hereto and the Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

                  8.4 Material Adverse Change. Except as set forth in the Disclosure Schedule, no material adverse change shall have occurred subsequent to the date hereof in the customer service, maintenance, financial position, results of operations, liabilities, or prospects of the Business, or the Assets nor shall any event or circumstance have occurred which would result in a material adverse change in the customer service, maintenance, financial position, results of operations, liabilities, or prospects of the Business or the Assets.

                  8.5 Consents and Notices. Elite shall have obtained or given, and delivered to Community, in form and substance reasonably satisfactory to Community, the consents and notices required by Section 6.4, 3.2(g) and 8.9 hereof.

                  8.6 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to Community's Knowledge be threatened.

                  8.7 Non-Competition Agreement. Elite and Elite Shareholders shall have entered into the Non-Competition Agreement.

                  8.8 Compliance with Laws. Community shall have received such additional evidence or assurances it shall have reasonably requested regarding the operation of the Business being conducted in full compliance with all applicable health, environmental and employee safety laws, rules and regulations, state and federal, and all approvals required under applicable law shall have been obtained as provided herein.

                  8.9 Governmental Approvals. Community shall have received the approval of, or an express indication that there is no reason to oppose, this transaction by the United States Department of Health and Human Services (Medicare), any other Regulatory Agency or Reimbursement Agency with respect to the transfer or issuance of any license or permit or to the continuation of the Business by Community. Elite Representatives shall cooperate fully in facilitating the receipt of this condition described herein.

                  8.10 Documents. All documents and instruments delivered by Elite to Community at the Closing shall be in form and substance reasonably satisfactory to Community.

                                 IX. CASUALTIES

                  9.1 Risk of Loss. The risk of loss of any Assets (other than the March Assets or other assets purchased by Community) by fire, tornado, hurricane, or for any other reason between the date hereof and the Closing Date shall be upon Elite. Elite shall notify Community of any material casualty loss prior to the Closing and shall furnish Community copies of the insurance policy (if any) applicable to such loss and a written statement of the insurance carrier (if any) as to whether and to what extent such loss is covered by such policy. Within 15 days of receiving such insurance policy and written statement of the insurance carrier, Elite, upon written notice to Community, or Community, upon written notice to Elite, may terminate this Agreement. If neither party elects to terminate this Agreement, Elite shall promptly restore or replace the damaged facilities at Elite's cost and expense.

                               X. INDEMNIFICATION

                  10.1 By Elite Representatives. Elite and the Elite Shareholders, jointly and severally, shall indemnify, defend, and hold Community harmless from and against any and all losses, costs, liabilities, damages, and expenses (including reasonable legal and other expenses incident thereto) of every kind, nature, and description, including any unassumed liabilities, and any undisclosed liabilities (collectively "Losses") that result from or arise out of (i) the breach of any representation or warranty of Elite Representatives set forth in this Agreement (including the exhibits hereto) or in any certificate or schedule, or other instrument delivered to Community pursuant hereto; (ii) the breach of any of the covenants of Elite Representatives contained in this Agreement; (iii) any liability of Elite or Elite Shareholders with respect to the ownership or use of the Assets prior to the Closing Date or to the Business conducted prior to the Closing Date, whether or not such liability arises prior to, on or following the Closing Date (as well as any liability arising under Section 13.1); or (iv) any Taxes of Elite for any and all taxable periods of Elite up to and including the Closing Date, without regard to whether or not the existence of such tax liability would constitute a breach of a representation or warranty made by Elite hereunder.

                  10.2 Claims Procedure. Should any claim covered by Section
10.1 be asserted against a party entitled to indemnification under this Article X (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"), provided that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article X if such delay or failure was not prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitor, such consent not to be unreasonably withheld, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete, and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder.

                  10.3 Payment-Set Off. All amounts due hereunder shall be paid upon demand. Community may set off against the principal or interest of the Purchase Notes any amounts unpaid hereunder and undisputed. If Elite or Elite Shareholders disputes the payment of any amount claimed hereunder in writing within ten (10) days after demand then, in addition to any other remedies, Community shall withhold payment of amounts due under any Purchase Note until resolution of any dispute. In the event any dispute herein is litigated, the losing party shall bear all costs of litigation including reasonable attorneys' fees, and costs of experts. Interest on any improperly withheld amount by either party shall accrue at prime rate.

                  10.4 No Limitation. Nothing herein shall preclude an action against a Elite Representative as a result of any claim or action brought against Community or the Subsidiary relating to any liability referred to in
Section 10.1(iii).

                                  XI. COVENANTS

                  11.1 No Transferee Liability. The parties agree that Community will not by virtue of the transactions contemplated hereby assume any liabilities or obligations of Elite whatsoever other than the Assumed Liabilities and, accordingly, Elite agrees both prior and subsequent to the Closing to take all actions which Community may reasonably request so as to fully protect Community from and against any and all transferee liability (other than the Assumed Liabilities) arising out of the transaction which is the subject of this Agreement.

                  11.2 Preservation of Records. Community and Elite each covenant that they will preserve and make reasonably available to the other party, its attorneys and accountants, for six (6) years from and after the Closing Date and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents (collectively, the "Records") they may possess as the other party may reasonably require in connection with any legitimate purpose, including, but not limited to, the preparation of tax reports and returns and the preparation of financial statements provided, however, that Elite shall not be required to furnish information reflecting attorney-client communications or attorney work product. After the sixth anniversary of Closing Date, neither Community nor Elite shall dispose of any of the Records, without giving the other party at least thirty
(30) days' prior notice of its intention to do so. Such other party may, by written notice, request that such Records be retained and such Records shall be transferred to the other party at such other party's expense.

                  11.3 Payment of Taxes. Elite, with cooperation of Community, will cause to be prepared and filed all Returns required to be filed relating to the Assets or the Business for periods prior to the Closing Date. Elite will be solely responsible for and will pay all Taxes relating to the Assets or the Business for periods prior to or ending on the Closing Date including any Taxes resulting from the transactions contemplated herein, including any transfer tax.

                  11.4 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

                  11.5 Changes in Representations and Warranties of Elite. Between the date of this Agreement and the Closing Date, neither of Elite Representatives, directly or indirectly, shall enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of its or his representations and warranties herein contained not being true and correct at and as of the Closing Date. Elite shall promptly give written notice to Community upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (B) any threatened breach in any material respect of any of their respective representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

                  11.6 Post-Closing Tax Returns. Elite will duly file all post-Closing Returns required to be filed by it. All such post-Closing Returns shall be accurate and complete in all material respects and be prepared in conformity with applicable laws and regulations.

                  11.7 COBRA Compliance. Elite shall bear the responsibility of satisfying any COBRA continuing health care coverage requirements with respect to any employees of Elite who will have been entitled to continuing coverage as of the Closing Date.

                  11.8 Brokers' Fees. Community and Elite shall save and hold the other harmless from any claims made against the other on account of their acts or alleged acts from any person for any other agent's, broker's or finder's fee or commission incurred in connection with the transactions contemplated by this Agreement. The provisions of this Section 11.8 (and not the provisions of Article X) shall apply to any claim within the scope of the preceding sentence.

                  11.9 Employees. Community shall not be obligated to hire any employees of Elite, provided Bruce Hays and Michael Gardner shall be retained by the Subsidiary in comparable supervising capacities as they are currently performing for Elite, and David Morrison will be appointed general manager of the Subsidiary.

                                XII. TERMINATION

                  12.1 Termination Prior to Closing.


                       (a) Community may terminate the agreement without liability at a time prior to the fifteenth (15) day after receipt of the Elite Disclosure Schedule and Schedules A-1, A-2, and A-3 by Community and its counsel.

                       (b) If the Closing has not occurred by May 31, 1996, any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has willfully and materially breached any of the terms and conditions hereof.

                       (c) Prior to May 31, 1996 either Elite or Community may terminate this Agreement following the insolvency or bankruptcy of the other, or if one of the conditions to Closing set forth in Article VII or Article VIII shall become incapable of fulfillment and shall not have been waived by the party for whose benefit the condition was established, then Elite (in the case of a condition specified in Article VII) or Community (in the case of a condition specified in Article VIII) may terminate this Agreement.

                  12.2 Consequences of Termination. Upon termination of this Agreement pursuant to either Section 12.1 or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the other parties hereto except as specified in
Section 13.5 provided, however, that no termination of this Agreement, pursuant to Section 12.1 hereof or under any other express right of termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof. The provisions of this
Section 12.2 shall not be considered as a waiver by either Community or Elite of the remedy of specific performance, it being agreed that each of Community and Elite shall have the right to specific performance with respect to this Agreement.

                               XIII. MISCELLANEOUS

                  13.1 Waiver of Bulk Sales Law Compliance; Indemnity. Community, Elite and Elite Representatives hereby waive compliance with any applicable bulk sales laws. Elite Representatives jointly and severally, agree to fully indemnify Community, without any deductible, for any and all liabilities, expenses and costs resulting from the parties' failure to fully comply with applicable bulk sales laws.

                  13.2 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

                  13.3 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement (including the exhibits hereto) or in any schedule, certificate or other instrument delivered by or on behalf of Elite or Community pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties, agreements and covenants by Elite, by Elite Shareholders or by Community, as the case may be, hereunder. All representations, warranties, and covenants made by all parties to this Agreement or pursuant hereto, shall survive the Closing to the extent set forth in Article X hereof.

                  13.4 Further Assurances. Elite and Community will comply with any and all requirements imposed by applicable federal law or state law which are necessary to authorize and validate the sale, transfer and assignment of the Assets to Community and otherwise to effectuate the purposes of this Agreement.

                  13.5 Nondisclosure. The Elite Representatives will not at any time after the date of this Agreement divulge, furnish to or make accessible to anyone any Knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of the Business (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("confidential information"); provided such undertaking shall lapse if the Closing of this Agreement does not take place as provided herein. In the event that the transactions contemplated hereby are not consummated, Community will not thereafter divulge, furnish to or make accessible to anyone any confidential information and all copies of all such information in Community's possession shall be returned by Community to Elite.

                  Any information, which (i) at or prior to the time of disclosure by Elite or Community was generally available to the public through no breach of this covenant, (ii) was available to the public on a nonconfidential basis prior to its disclosure by Elite or Community or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of Elite or Community, shall not be deemed confidential information for purposes hereof, and the undertakings in this covenant with respect to confidential information shall not apply thereto.

                  13.6 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section, there shall be no third party beneficiaries of this Agreement.

                  The provisions of this Section shall not apply to the acquisition of the Assets and the Business by a wholly owned subsidiary corporation of Community, or following such acquisition, to Community's use of the Assets and Business. Without limiting the generality of the preceding sentence, references to Community in Article IV shall be deemed to include references to the Subsidiary.

                  13.7 Accuracy of Documents. All documents delivered by Elite to Community, and by Community to Elite, as photocopies faithfully reproduce the originals thereof, and such originals are authentic and were, to the extent execution was required, duly executed.

                  13.8 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be personally delivered by a nationally recognized express courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section).

                       (a)  To Elite and the Elite Shareholders:

                            Elite Ambulance & Medical Coach, Inc.
                            50 Main Street
                            Orange, NJ  07051
                            Fax:

                            With a copy to:

                            John Libretti, Esq.
                            156 Main Street
                            Hackensack, NJ  07601
                            Fax:  201-488-1186

                       (b) To Elite Shareholders at the address set forth in the Elite Shareholder signature page:

                            With a copy to:

                            John Libretti, Esq.
                            156 Main Street
                            Hackensack, NJ  07601
                            Fax:  201-488-1186

                       (c)  To Community or Subsidiary:

                            Community Medical Transport, Inc.
                            45 Morris Street
                            Yonkers, NY 10705
                            Attn:  Dean Sloane, President
                            Fax:  914-963-7896

                            With a copy to:

                            Parker Duryee Rosoff & Haft
                            529 Fifth Avenue
                            New York, NY  10017
                            Attn:  Michael D. DiGiovanna, Esq.
                            Fax:  212-972-9487

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) twenty-four hours after shipment by such courier service.

                  13.9 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

                  13.11 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

                  13.12 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges and supersedes any and all previous communications, representations, warranties, understandings, agreements, oral or written and can not be amended or changed except in writing, signed by the parties.

                  13.13 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

                  13.14 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                    COMMUNITY MEDICAL TRANSPORT, INC.


                                    By: /s/ Dean Sloane
                                       ----------------------------------------
                                       Name:  Dean Sloane
                                       Title: Chairman and President

                                    ELITE AMBULANCE & MEDICAL COACH, INC.


                                    By: /s/ David Ayers
                                       ----------------------------------------
                                       Name:  David Ayers
                                       Title: President

                        ELITE SHAREHOLDERS SIGNATURE PAGE


/s/ F. David Ayers                             /s/ Joseph Hays
- ------------------------------                 ---------------------------------
F. DAVID AYERS                                 JOSEPH HAYS
Address:                                       Address:
One Peacock Lane                               P.O. Box 16
- ------------------------------                 ---------------------------------
Mendham, NJ 07945                              Chester, NJ 07930
- ------------------------------                 ---------------------------------

- ------------------------------                 ---------------------------------

Percentage Ownership: 15%                      Percentage Ownership: 15%
                     ---------                                      ------------



/s/ Bruce Hays                                 /s/ Michael Gardner
- ------------------------------                 ---------------------------------
BRUCE HAYS                                     MICHAEL GARDNER
Address:                                       Address:
28 Bartley Rd.                                 121 Lyons Rd.
- ------------------------------                 ---------------------------------
Flanders NJ 07836                              Springfield, NJ 07081
- ------------------------------                 ---------------------------------

- ------------------------------                 ---------------------------------

Percentage Ownership: 15%                      Percentage Ownership: 15%
                     ---------                                      ------------

/S/ Greg Scott                                 /s/ Dave Cozza
- ------------------------------                 ---------------------------------
GREG SCOTT                                     DAVE COZZA
Address:                                       Address:
662 Manken Rd.                                 241 W. Franklin St.
- ------------------------------                 ---------------------------------
Bound Brook NJ 08805                           Bound Brook NJ 08805
- ------------------------------                 ---------------------------------

- ------------------------------                 ---------------------------------

Percentage Ownership: 20%                      Percentage Ownership: 20%
                     ---------                                      ------------